Exhibit 99.1

Americold Realty Trust Announces Partial Repayment of Amounts Outstanding on Term Loan

and Expansion of Revolver Capacity

ATLANTA, February 6, 2018 — Americold Realty Trust (NYSE: COLD) (the “Company” or “Americold”) announced today that it has utilized cash on hand to repay $50 million on its outstanding senior term loan A facility that was originated at the time of the Company’s initial public offering (“IPO”). Subsequent to the repayment, the total outstanding balance under the Company’s senior term loan A facility is $475 million.

Concurrently, the Company’s lender group increased its aggregate revolving credit commitments on the Company’s existing $400 million senior revolving credit facility by $50 million to $450 million. As a result of these modifications, the Company’s total aggregate commitments under its senior credit facility remain unchanged at $925 million.

About Americold Realty Trust

Americold is the world’s largest owner of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 160 temperature-controlled warehouses, with approximately 1 billion cubic feet of storage, in the United States, Canada, Australia, New Zealand and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves over 2,600 customers and employs approximately 11,000 associates worldwide.

Contacts:

Investor Relations

Americold Realty Trust

10 Glenlake Parkway

Suite 600, South Tower

Atlanta, GA 30328

Telephone: 678-459-1959

Email: investor.relations@americold.com